Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	email: bobbi.chaville@ros.com

GREGORY L. QUESNEL JOINS ROSS STORES
BOARD OF DIRECTORS

     Pleasanton, California, May 21, 2009 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that Gregory L. Quesnel has been elected to its Board of Directors effective immediately.

     Mr. Quesnel, age 60, spent almost 30 years at CNF, Inc. (now Con-Way, Inc.), a freight transportation and logistics company, most recently as Chief Executive Officer from 1999 to 2004. He was the Company’s Chief Financial Officer from 1991 to 1997 and Chief Operating Officer from 1997 to 1998. He began his career in 1970 at Chevron Corporation. Mr. Quesnel currently serves on the Boards of SYNNEX Corporation, a distributor of technology products, and Potlatch Corporation, a wood products company. He received his MBA at the University of Portland in 1975 and his BA at the University of Oregon in 1970.

     In commenting on this news, Michael Balmuth, Vice Chairman, President and Chief Executive Officer of Ross Stores, stated, “We are delighted to have Greg Quesnel join our Board of Directors. We believe that his extensive business knowledge and strong financial background will make him a valuable resource for the Company and its stockholders.”

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of May 2, 2009, the Company operated 922 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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